***Text Omitted and Filed Separately with the Securities and Exchange Commission.
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXHIBIT 10.40
SUPPLY AGREEMENT
THIS AGREEMENT, made on this 19th day of December 2012 (the “Effective Date”), by and between Santec Corporation, a corporation organized and existing under the laws of Japan with its principal office at 5823 Ohkusa-Nenjozaka, Komaki, Aichi 485-0802 Japan (hereinafter referred to as “Supplier”) and Volcano Corporation, a corporation organized and existing under the laws of the state of Delaware with its principal office at 3661 Valley Centre Drive Suite 200 San Diego, CA 92130 (hereinafter referred to as “Customer”).
WITNESSETH:
WHEREAS, Supplier manufactures and sells certain 100 kHz Scanning Laser whose Supplier’s part number is […***…] (“Products,” as more specifically defined below);
WHEREAS, Customer desires to purchase Products from Supplier and to incorporate the Products into the Customer Product;
WHEREAS, Products include valuable trade secrets and know-how of Supplier;
WHEREAS, a subsidiary of Customer engages in developing and manufacturing scanning laser competitive with Products; and WHEREAS, notwithstanding the foregoing, Supplier is willing to sell Products to Customer subject to confidentiality obligations and purchase commitment of Products and other terms and conditions provided herein.
NOW, THEREFORE, in consideration of the covenants and conditions contained herein, the parties hereto agree as follows:
Article 1.Definitions
When used in this Agreement, the following terms shall have the meanings indicated in this Article.

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“Affiliate” of a certain entity means any entity more than 50% of whose equity interest is held or controlled directly or indirectly by such entity, or who holds or controls directly or indirectly more than 50% of equity interest in such entity.
“Annual Blanket Order” shall have the meaning set forth in Article 2.2.1.
“Committed Products” mean Products covered by an Annual Blanket Order to be placed by Customer under Article 2.2.1 including Products to be purchased by Customer under Qualified Additional Orders as defined in Article 2.2.2, which shall be deemed as increase of the quantity of an Annual Blanket Order. Committed Products shall include neither Initial Products nor Spot Products.
“Confidential Information” means any and all information disclosed in the course of implementation of this Agreement by Disclosing Party to Receiving Party which information is designated in writing as confidential by Disclosing Party at the time of disclosure; provided, however, that Confidential Information shall not include any information which:

(i)	is publicly known and made generally available in the public domain prior to the time of disclosure by Disclosing Party;

(ii)	becomes publicly known and made generally available after disclosure by Disclosing Party other than as a result of a breach of the confidentiality obligation of Receiving Party;

(iii)	is already in the possession of Receiving Party at the time of disclosure;

(iv)	is obtained by Receiving Party from a third party without a breach of such third party's obligations of confidentiality ; or

(v)	is independently developed by Receiving Party without use of or reference to the Confidential Information.
In addition, design, specification, manufacturing processes and any other similar information obtained from Products or samples or prototypes thereof shall constitute Confidential

Information of Supplier, regardless of whether Supplier designate such information as confidential.
“Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, tantalum, tin and tungsten and any other minerals or derivatives that the United States Secretary of State determines after the date hereof to be financing conflict in a Covered Country, and “Conflict Mineral” shall mean any of them.
“Covered Countries” means the Democratic Republic of the Congo and its adjoining countries, including, as of the date hereof, Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia, and “Covered Country” shall mean any of them.
“Customer Product” means Customer’s OCT (optical coherence tomography) system for use in intracoronary imaging, including, without limitation, any improvements, updates and upgrades to such product.
“Delivery Schedule Table” means a table setting forth quantity of Committed Products to be delivered in each month during the applicable Fiscal Year.
“Design Files” has the meaning set forth in Section 5.7.
“Disclosing Party” referred in connection with certain Confidential Information means the party who discloses such Confidential Information to Receiving Party.
“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
“Fiscal Quarter” means each three month period commencing April 1, July 1, October 1 or January 1 of each Fiscal Year.
“Fiscal Year” means each one year period commencing on April 1 and ending on March 31 of the following year.

“Individual Contract” means a contract for individual sale and purchase of specific Products to be entered by and between the parties in accordance with the order and acceptance procedures provided in Article 2.
“Initial Products” mean the initial […***…] units of the Products to be sold by Supplier purchased by Customer under Article 2.1 of this Agreement.
“Latent Defect” means a defect that causes a Product to not conform to the Product Warranty, which defect is not discoverable upon reasonable physical inspection.
“Minimum Delivery Quantity” means the minimum quantity of each delivery of Products (other than the Initial Products) under this Agreement. The parties hereby agree that the Minimum Delivery Quantity is […***…] units.
“Minimum Aggregate Purchase Quantity” means the minimum quantity of Products which Customer is required to purchase from Supplier during the entire term of this Agreement.
“Minimum Purchase Quantity” means the minimum quantity of Products which Customer is required to purchase from Supplier during a certain Fiscal Year.
“Per-Unit Price” means per-unit price of Products purchased under a certain Individual Contract.
“Products” mean 100 kHz Scanning Laser of Supplier sold to Customer hereunder whose part number in Supplier is […***…]; provided that if Supplier releases new versions of […***…] or new products with functionality similar to […***…], such new versions or new products shall be included in Products on the condition that the parties have reached a written agreement on the pricing and specification of such new versions or new products.
“Qualified Additional Orders” shall have the meaning ascribed in Article 2.2.2.
“Receiving Party” referred in connection with certain Confidential Information means the party who receives such Confidential Information from Disclosing Party.

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“Quality Standards” means the standards and regulations related to the implementation, conduct and maintenance of quality controls, set forth in Annex 2.
“Related Parties” of a certain party means:

(i)	Directors, officers or employees of such party;

(ii)	An Affiliate of such party;

(iii)	Directors, officers or employees, of an Affiliate of such party; and

(iv)	Lawyers, accountants or tax lawyers retained by such party or its Affiliate.
“Recycled Sources” means recycled metals, which are reclaimed end-user or post-consumer products, or scrap processed metals created during product manufacturing, including excess, obsolete, defective, and scrap metal materials which contain refined or processed metals that are appropriate to recycle in the production of tin, tantalum, tungsten and/or gold, but excluding minerals partially processed, unprocessed or a by-product from another ore.
“Specification” means the specification of Products set forth in the Detailed Specification attached hereto as Annex 1.
“Spot Order” shall have the meaning ascribed in Article 2.3.
“Spot Products” mean Products ordered under a Spot Order.
“Taxes” mean any value-added taxes, consumption, sales or use tax, duty or tariff (now or hereafter enacted), excise, ad valorem, stamp, documentary and other taxes, or other similar taxes or charges imposed by governmental authorities (e.g., national governments, local governments, and customs) relating to Products.
Article 2.    Order and Order Acceptance

2.1
Order for Initial Products. Customer shall submit, and Supplier shall accept, an order for the Initial Products (i.e., […***…] units) at the Per-Unit Price of $[…***…] upon the execution of this Agreement. The price for the Initial Products, $1,875,300, shall be prepaid within 30 days from the date of execution of this Agreement.

2.2	Annual Blanket Order.

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2.2.1
Placement of Annual Blanket Order. Customer shall submit an annual blanket order for each Fiscal Year by December 31 of the previous Fiscal Year (the “Annual Blanket Order”); provided that the quantity of Products (Committed Products) to be ordered under such Annual Blanket Order shall be no less than the Minimum Purchase Quantity for such Fiscal Year set forth in the following Minimum Purchase Quantity Table (subject to reductions as set forth in this Agreement). If Customer fails to provide an Annual Blanket Order for a certain Fiscal Year in compliance with this Article on or prior to the end of December of the previous Fiscal Year, Customer shall be deemed to have issued an Annual Blanket Order in the quantity equal to the Minimum Purchase Quantity for such Fiscal Year as of the end of December of the previous Fiscal Year. No order shall bind Supplier unless and until finally confirmed and accepted by Supplier’s written confirmation; provided that Supplier shall be obligated to confirm and accept the Annual Blanket Order properly submitted by Customer pursuant to this Article. Upon acceptance of an order by Supplier, an Individual Contract for the Products so ordered shall be formed and become irrevocable and binding. The Per-Unit Price shall be as set forth in the following Minimum Purchase Quantity Table, subject to price adjustment under Article 2.2.3.

(Minimum Purchase Quantity Table)

Delivery Period	Per-Unit Price*	Minimum Purchase Quantity
Fiscal Year 2013 (April 2013 – March 2014)	$[…***…]	[…***…] units**
Fiscal Year 2014 (April 2014 - March 2015)	$[…***…]	[…***…] units***
Fiscal Year 2015 (April 2015 – March 2016)	$[…***…]	[…***…] units***

* Per-Unit Price shall be adjusted based on the quantity in accordance with Article 2.2.3.
**[…***…] units do not include Initial Products to be delivered during Fiscal Year 2013.
***Subject to adjustment under Article 2.4.

2.2.2
Increase of Quantity of Annual Blanket Order. Customer may place additional orders in addition to the Annual Blanket Order for each Fiscal Year. Additional orders for a certain Fiscal Year (i) ordering up to 15% of the original purchase quantity of such Annual Blanket Order for such Fiscal Year in cumulative total and (ii) placed at least 3 months prior to the end of such fiscal year (“Qualified Additional Orders”)

6     ***Confidential Treatment Requested

shall be treated as increase of the quantity of such Annual Blanket Order. Other additional orders shall be treated as Spot Orders under Article 2.3.
No Qualified Additional Orders shall bind Supplier unless and until finally confirmed and accepted by Supplier’s written confirmation; provided that Supplier shall be obligated to confirm and accept the Qualified Additional Orders properly submitted by Customer pursuant to this Article. Upon acceptance of an order by Supplier, an Individual Contract for the Products so ordered shall be formed and become irrevocable and binding.
The same Per-Unit Price as Committed Products ordered under the Annual Blanket Order shall be applied to Committed Products ordered under such Qualified Additional Orders for the same Fiscal Year, subject to price revision in accordance with Article 2.2.3.

2.2.3
Price Revision Reflecting Quantity of Committed Products. If (i) the quantity of the Committed Products for a certain Fiscal Year (i.e., the total of the quantity ordered under the Annual Blanket Order for such Fiscal Year and the cumulative total quantity ordered under the Qualified Additional Orders for such Fiscal Year) exceeds the Minimum Purchase Quantity for such Fiscal Year, and (ii) the Per-Unit Price determined by applying the Volume Pricing Table below to the quantity of Committed Products so ordered is lower than the Per-Unit Price set forth in the Minimum Purchase Quantity Table in Article 2.2.1, the Per-Unit Price of the Products ordered under the Annual Blanket Order (Committed Products) for such Fiscal Year shall become the Per-Unit Price determined by applying the Volume Pricing Table below to the quantity ordered under the Annual Blanket Order.

If (i) Customer places Qualified Additional Orders for a certain Fiscal Year after the commencement of such Fiscal Year, and (ii) the Per-Unit Price determined by applying the Volume Pricing Table below to the increased quantity of the Committed Products for such Fiscal Year is lower than the then-current Per-Unit Price, the Per-Unit Price of all the Committed Products for such Fiscal Year shall be retroactively revised to the Per-Unit Price determined by applying the Volume Pricing Table below. If Customer has already paid the price for certain Committed Products for such Fiscal Year, the difference between the price paid by Customer and the price calculated based on the revised Per-Unit Price shall be treated as the credit against future payments by Customer to Supplier.
Notwithstanding the foregoing, […***…] units of the Initial Products to be delivered during Fiscal Year 2013 shall be added to the quantity of the Committed Products for Fiscal Year 2013 solely for the purpose of the revision under this Article of the

7     ***Confidential Treatment Requested

Per-Unit Price of the Committed Products for Fiscal Year 2013. For example, if Customer places the Annual Blanket Order for the Fiscal Year 2013 in the quantity of […***…] and a Qualified Additional Order of […***…] units, (i) the Per-Unit Price for […***…] units of the Initial Products to be delivered during the period from April through September 2013 shall remain unchanged, (ii) the Per-Unit Price of (a) the […***…] units ordered under the Annual Blanket Order and (b) the […***…] units ordered under the Qualified Additional Order shall become $[…***…], which is the pricing for the annual purchase of […***…] units (i.e., the total of […***…] units of the Initial Products, […***…] units ordered under the Annual Blanket Order and […***…] units ordered under the Qualified Additional Order) under the Volume Pricing Table below.

(Volume Pricing Table)

Purchase Quantity	Per-Unit Price
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

2.3
Spot Orders. In addition to Annual Blanket Orders and Qualified Additional Orders described in Article 2.2 above, Customer may place additional orders (“Spot Orders”) for Products from time to time. Per-Unit Price, lead-time and delivery schedule for each Spot Order shall be determined on a case-by-case basis through mutual agreement between the parties, which shall be formed prior to the placement of the Spot Order; provided that in any event, the Per-Unit Price shall not exceed the Per-Unit Price on the Volume Pricing Table in Article 2.2.3 for the quantity of such Spot Order without taking into account any of the Committed Products for such Fiscal Year (i.e., if Customer places a Spot Order for […***…] units, the Per-Unit Price shall not exceed $[…***…] regardless of the quantity of Committed Products ordered); provided further that the Per-Unit Price for Spot Orders

8     ***Confidential Treatment Requested

for less than […***…] units shall not exceed $[…***…]. Customer acknowledges that lead time for a Spot Order may be longer than the standard lead time of Supplier (i.e., 8 weeks for […***…] units, 12 weeks for […***…] units, 16 weeks for […***…] units and 20 weeks for […***…]-). Upon acceptance of a Spot Order by Supplier, such Spot Order shall become irrevocable, and Supplier shall become obliged to sell, and Customer shall become obliged to purchase, the Spot Products ordered under such accepted Spot Order at the Per-Unit Price, lead-time and delivery schedule so agreed between the parties.

2.4
Count of Order in excess of Minimum Purchase Quantity and Spot Products against Minimum Aggregate Purchase Quantity of […***…] Units. Notwithstanding anything else in this Agreement, Customer shall have no obligation to purchase more than […***…] units of Product under this Agreement. If Customer (i) has purchased more Committed Products for a certain Fiscal Year than the Minimum Purchase Quantity for the same Fiscal Year or (ii) has purchased Spot Products, the Minimum Purchase Quantity for the subsequent Fiscal Year shall be reduced by the sum of (a) the difference between the quantity of the Committed Products so purchased and the Minimum Purchase Quantity, plus (b) the quantity of Spot Products so purchased.

If, as a result of decrease of the Minimum Purchase Quantity for a Fiscal Year, the Per-Unit Price determined by applying the Volume Pricing Table of Article 2.2.3 to the quantity of the Committed Products ordered for such Fiscal Year is higher than the Per-Unit Price for such Fiscal Year set forth in the Minimum Purchase Quantity Table of Article 2.2.1, the Per-Unit Price of Committed Products for such Fiscal Year shall become the Per-Unit Price determined by applying the Volume Pricing Table of Article 2.2.3 to the decreased Minimum Purchase Quantity.

2.5
Cancellation of Minimum Purchase Quantity for Fiscal Year 2015. Customer may cancel its commitment to purchase the Minimum Purchase Quantity for Fiscal Year 2015 under Article 2.2.1 if a valid and enforceable court order prohibits or delays Customer from selling its OCT systems and Customer provides a written cancellation notice to Supplier. Terms and conditions for such cancellation shall be as follows:

9     ***Confidential Treatment Requested

(i)	If the cancellation notice is received by Supplier no later than September 30, 2014, Customer may cancel the Minimum Purchase Quantity for Fiscal Year 2015 without any cancellation fees;

(ii)
If the cancellation notice is received by Supplier during the period of October 2014 through March 2015, Customer may cancel the Minimum Purchase Quantity for Fiscal Year 2015 by paying […***…]% of the price for such cancelled Minimum Purchase Quantity to Supplier as cancellation fees; provided that and, if cancellation notice is received by Supplier after the placement of the Annual Blanket Order for Fiscal Year 2015, Customer may cancel the Annual Blanket Order for Fiscal Year 2015 (and the Minimum Purchase Quantity for Fiscal Year 2015 satisfied by such Annual Blanket Order) by paying […***…]% of the price for such cancelled Annual Blanket Order to Supplier as cancellation fees; or

(iii)
If the cancellation notice is received by Supplier after April 2015, Customer may cancel the remaining balance of the Annual Blanket Order for Fiscal Year 2015 that has not yet been delivered (and the Minimum Purchase Quantity for Fiscal Year 2015 satisfied by such Annual Blanket Order), by paying the total of (a) […***…]% of the prices for Products to be delivered in the month during which the cancellation notice is received under the then-current Delivery Schedule Table and (b) […***…]% of the prices for those to be delivered thereafter as cancellation fees.

2.6
Any provisions in this Agreement concerning terms and conditions of sale and purchase of Products (including warranty) and miscellaneous provisions in Article 13 of this Agreement shall be incorporated into each Individual Contract. Any general terms or standard terms stated on the order sheet, acceptance sheet or any other transaction documents shall be excluded and deemed null and void unless explicitly agreed otherwise in a written instrument executed by the both parties.

2.7
Supplier will notify Customer of any of its products that are new versions of the Products or have similar functionality as they become available. Customer shall have the option of adding such other products and new versions of Products as Products to this Agreement,

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subject to the parties agreeing on pricing and purchase commitments therefor, which terms will be negotiated in good faith.

2.8
For avoidance of doubt, Supplier shall have no obligation to exclusively supply Products to Customer. Until and unless the accumulated total of Products purchased by Customer reaches […***…] units, Customer shall not purchase from any third parties other than Supplier any lasers for commercial sales as part of any Customer Products.

Article 3.    Payment Terms

3.1
Except for the price of the Initial Products that shall be prepaid under Article 2.1, the price for each Product shall be paid within 45 days from the delivery of such Product to Customer via wire-transfer to the bank account designated by Supplier.

3.2	If Customer fails to pay any amount when due, Customer shall pay to Supplier delinquent charge on overdue amount at the rate of […***…]% per annum.
Article 4.    Delivery of Products

4.1	Delivery of Initial Products. The Initial Products shall be delivered in accordance with the following schedule:

4.1.1	Customer acknowledges that Customer has already received […***…] units of the Initial Products as of the Effective Date.

4.1.2	Supplier shall deliver […***…] additional units of the Initial Products by January 31, 2013.

4.1.3	Supplier shall deliver […***…] additional units of the Initial Products by February 28, 2013.

4.1.4	Supplier shall deliver […***…] additional units of the Initial Products by March 31, 2013.

4.1.5
[…***…] units of the Initial Products shall be delivered during the period from April 2013 through September 2013 in accordance with the Delivery Schedule Table for Fiscal Year 2013 (as may be revised in accordance with Article 4.2).

4.2	Delivery of Committed Products; Delivery Schedule Table.

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4.2.1	Committed Products and the last […***…] units of the Initial Products (referred in Article 4.1.3) shall be delivered in accordance with the then-current Delivery Schedule Table.

4.2.2
Customer shall submit to Supplier, on or prior to December 31 of each Fiscal Year, the first Delivery Schedule Table for such Fiscal Year. Customer shall submit an updated Delivery Schedule Table by the last day of each Fiscal Quarter. If Customer does not submit an updated Delivery Schedule Table in a certain Fiscal Quarter, Customer shall be deemed to have submitted the same Delivery Schedule as the then-latest Delivery Schedule Table on the last day of such Fiscal Quarter for the purpose of proviso of Article 4.2.3 below.

4.2.3
Customer may change delivery schedules of Committed Products when Customer submits an updated Delivery Schedule Table in accordance with Article 4.2.2 above; provided that Customer may not change the delivery schedule for the Fiscal Quarter immediately following the date of submission of the Delivery Schedule Table from the delivery schedule for the same Fiscal Quarter set forth in the previous Delivery Schedule Table. (In other words, the delivery schedule for the two Fiscal Quarters immediately following the date of submission of an updated Delivery Schedule Table shall be binding and may not be changed.) For example, the delivery schedule for the second Fiscal Quarter of Fiscal Year 2014 set forth in the Delivery Schedule Table submitted on March 31, 2014 shall be treated as binding so that Customer may not change the delivery schedule of such Fiscal Quarter by the next Delivery Schedule Table to be submitted on or prior to June 30, 2014.

4.2.4	Each Delivery Schedule Table shall satisfy the following conditions:

(i)
The total delivery quantity for each Fiscal Year scheduled in such Delivery Schedule Table shall be equal to the quantity of the Committed Products that have been ordered for such Fiscal Year under the Annual Blanket Order and Qualified Additional Orders as of the submission date of such Delivery Schedule Table; and

(ii)	Quantity of each delivery of the Committed Products scheduled in such Delivery Schedule Table shall be no less than the Minimum Delivery Quantity.

4.2.5
Supplier shall deliver Committed Products in accordance with the then-current Delivery Schedule Table on the condition that Customer submits and updates the Delivery Schedule Table in accordance with this Article 4.2.

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4.3	Delivery of Spot Products.
Supplier shall deliver Spot Products in accordance with the delivery schedule to be agreed in accordance with Article 2.3.

4.4	Delivery Terms.

4.4.1
Delivery terms of Products shall be FCA Santec’s Komaki Factory (as defined in Incoterms 2010). Together with shipment of Products, Supplier shall provide to Customer unit test reports showing the results of testing to confirm that such Products were manufactured in accordance with the Product Warranty.

Article 5.    Manufacture

5.1
Materials; Inventory. Supplier shall be responsible for obtaining, and shall store at no cost to Customer, any and all raw materials and inventory reasonably required for the manufacture of Products in quantities and timing consistent with the order quantities and delivery schedules herein. Without excusing any breaches by Supplier or limiting any remedies of Customer for breach by Supplier, Supplier shall provide Customer with as much notice as possible if Supplier anticipates or has reason to believe that Supplier’s output of Products will not be sufficient to meet the order quantities and delivery schedules therefor.

5.2
Manufacture. Supplier shall manufacture and supply Products in accordance with the Quality Standards and all applicable laws. Within sixty (60) days of the Effective Date, Supplier and Customer shall jointly develop and enter into a written quality plan by which they will agree on specific mechanisms and procedures to implement, monitor and communicate with respect to quality standards under this Agreement. In the event Customer notifies Supplier of any new manufacturing requirements or appropriate specifications required by any regulatory agency, or of any other new legal requirements, the parties shall promptly confer with each other with respect to the best means to comply with such requirements and allocate any costs of implementing such changes on an equitable basis. Supplier represents and warrants to Customer that it has, and will maintain during the term of this Agreement, all government permits, including, without limitation, health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement. Supplier shall be responsible for all acts and omissions of any of its subcontractors and shall ensure that its subcontractors comply with all of the terms of this Agreement. Supplier shall immediately notify Customer of any change in the manufacturing process or the equipment, facility or materials used in the manufacture of Product.

5.3
Specification. In the event Customer notifies Supplier of its desire to make changes to the Specification, Supplier and Customer shall discuss such changes in good faith. No changes to the Specification shall be effective unless such changes are mutually agreed upon by the parties.

5.4
Testing. Supplier shall perform design verification, design validation, quality control testing and quality oversight on Products to be delivered to Customer or its designee hereunder in accordance with the Specification and any Quality Standards.

5.5
Non-U.S. Shipment. If Supplier is directed to ship Products directly to Customer’s facilities outside of the United States (e.g., Costa Rica), Supplier covenants and agrees that it shall comply with all applicable import-export laws, rules and regulations, including, without limitation, provision of Harmonized Tariff Schedule (HTS) codes and Export Control Classification Number (ECCN) codes for all Products so shipped.

5.6
Regulatory Support. As between the parties, Customer shall have sole control and authority over preparation and submission of filings for approval to market Customer Products. Supplier agrees to promptly provide to Customer such information relating to the Products or the manufacture thereof as may be necessary or useful in connection therewith.

5.7
QA Audits. Upon Customer’s written notice to Supplier (at least 30 days in advance, except in the event that Customer requests an audit in response to an adverse event, complaint or other regulatory action in which case such notice period shall be at least one business day), Customer shall have the right to have its relevant quality assurance representatives visit the Supplier’s manufacturing facility to review Supplier’s manufacturing operations related to Products and assess its compliance with Quality Standards and to discuss any related issues with Supplier’s manufacturing and management personnel subject to the confidentiality obligations as provided in Article 11 with respect to information obtained in the course of such audit; provided that Supplier may limit access by quality assurance representatives of Customer from Supplier’s design history files for the Products (the “Design Files”). Quality assurance representatives of Customer shall not take any records of such audit except for recording of status of compliance with, or deviation from, Quality Standards, and submit to Supplier any and all records taken in the course of such audit. Each such audit shall be conducted during normal business hours. In the event that the audit by Customer reveals any noncompliance issues, Supplier will use diligent and good faith efforts to promptly correct them, which efforts shall include promptly developing a correction plan (including timelines for corrections), working with Customer in good faith to agree upon the correction plan, and complying with said plan; provided that such correction efforts shall not waive any rights or remedies of Customer with respect to such noncompliance.

5.8
Records. Supplier shall keep and maintain complete and adequate records pertaining to the methods, facilities and materials (including the sources of such materials) used by it for the manufacture, testing, packaging, labelling and distribution of Products in accordance with the Quality Standards and applicable laws and otherwise as necessary to satisfy its obligations under this Agreement. Designated representatives of Customer shall, upon reasonable notice to Supplier, have access to and shall be permitted to review all such records during the term of this Agreement and during the applicable retention period specified below, including, without limitation, for purposes of assessing Supplier’s compliance with subsection (a) of Annex 3. Upon Customer’s request, Supplier will provide to Customer an inventory of records pertaining to its activities under this Article 5, Article 8 and Annex 3, and upon request, a copy of any or all such records. Supplier shall maintain all records relating to the performance of its obligations under this Agreement until the later of: (a) 10 years after expiration or termination of this Agreement; and (b) expiration of the minimum retention period required by applicable laws, rules and regulations. Supplier shall not destroy any such records unless and until it has obtained Customer’s prior written permission to do so. At Customer’s written request, Supplier shall continue to maintain any such records beyond the applicable period specified above, subject to payment by Customer of reasonable storage fees, or shall transfer such records to Customer or its designee at Customer’s expense.

Such records (including copies thereof) shall be considered the Confidential Information of Supplier.

5.9	Conflict Mineral. Supplier represents and warrants that it complies with, and shall continue to comply with, the terms of Annex 3 (Conflict Minerals).

5.10
REACH Directive. Supplier shall provide to Customer within 60 days from the Effective Date information concerning the weights of materials and substances used in Products in order to assist Customer in complying with the REACH Directive (2002/95/EC). Supplier shall make the best efforts to obtain such information from its suppliers. To the extent that such information is not available from its said suppliers with respect to certain parts of Products (“Unaccounted Parts”), Supplier shall utilize a combination of physical composition analysis with qualified test equipment or by a duly certified laboratory, typical compositions of materials (e.g. plastics, resins, metals and alloys) obtained from reputable sources of such information to identify substances used in Unaccounted Parts; provided that Supplier may utilize worst-case analysis in lieu of such physical composition analysis and analysis based on typical compositions of materials with respect to small Unaccounted Parts, so long as the aggregated total of the weights of Unaccounted Parts plus the weights of any known Substances of Very High Concern (SVHC) is […***…]% or less of the total weight of Products. As and when this list of SVHCs may be updated from time to time by the European Union, Supplier shall provide to Customer within 30 days of such updates any new information which may assist the Customer in maintaining compliance with the REACH Directive.

Article 6.    Warranty

6.1
Each party represents and warrants that (a) such party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement will constitute the legal, valid and binding obligation of such party, and (d) neither the execution of this Agreement nor the performance of such party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound.

6.2
Supplier has not received any written communication from any entity alleging that the manufacture, use or sale of Products infringes or misappropriates the intellectual property rights of such entity, and Supplier is not aware of any intellectual property rights of an entity that would be infringed or misappropriated by the manufacture, use, import, offer for sale or sale of Products.

6.3
Supplier hereby warrants that each Product shall (i) meet the Specifications in effect at the time of delivery, (ii) be free from material defects in its materials and workmanship, (iii) meet and have been manufactured in accordance with the Quality Standards and (iv) its labelling will not be false or misleading (the “Product Warranty”). The duration of the foregoing warranty shall be 1 year from the date the Customer Product with the Product is shipped to the end user, but in no event more than eighteen (18) months after shipment of the Product by Supplier to Customer. Notwithstanding the foregoing, the terms of Annex 5 shall apply to certain of the Initial Products as set forth therein. In the event that the Specifications contain any Product warranty provisions that conflict with any terms of this Article 6.3, the terms of this Article 6.3 shall prevail.

6.4
Customer shall, within 30 days from the receipt of such Products from the carrier, conduct incoming inspection on received Products as described in this Article 6.4. With respect to the first […***…] units of Initial Products, Customer shall assess shipment packaging condition, review packing list/manifest for consistency with units included in the shipment, review of Certificate of Analysis, review of test data report for each unit and assess each unit’s physical condition and integrity. With respect to units of Products received thereafter Customer will conduct the foregoing process and also conduct basic functional testing.

6.5
Supplier shall replace the Products not conforming to the warranty at the costs of Supplier or refund the price thereof at the choice of Customer. If Customer chooses to receive replacement Products, Supplier will supply, within thirty (30) days of notice of rejection, […***…] units of replacements Products (or, if less, the number requested by Customer),

16     ***Confidential Treatment Requested

and will make best efforts to supply the remainder of replacement Products requested as soon as possible from the notice of rejection. Within 3 days after receiving any notice of rejection from Customer, Supplier will respond stating whether (a) it accepts the rejection or (b) it disputes the rejection, in which case the parties will refer such dispute to a mutually acceptable independent third party with the appropriate expertise to assess the conformity or nonconformity of the rejected Product to the Product Warranty. Such independent third party will examine or test the applicable Product and determine whether such Product conformed or did not conform to the Product Warranty. The parties agree that such third party’s determination shall be final and binding upon the parties. The party against whom the independent third party rules shall bear the costs of testing by such independent third party, and if such third party determines that Customer’s rejection of the Product was incorrect, Customer will purchase and pay for both the initially rejected Product and the replacement Product. If the parties cannot agree on the determination of such independent third party, either party may refer to the arbitration under Article 13.7 solely the issue of promptly appointing an independent third party under this Section 6.5, and the parties will cooperate in good faith to expedite such matter.

6.6	Samples and prototypes shall carry no warranties.

6.7
Supplier represents and warrants to Customer that the Products were developed by Supplier and have not been developed, manufactured or assembled with any advice, assistance, information, technology, parts or other participation directly or indirectly from Axsun Technologies, Inc.

6.8
THIS ARTICLE 6 SETS FORTH THE EXCLUSIVE WARRANTY, EXCLUSIVE LIABILITIES AND EXCLUSIVE OBLIGATIONS OF SUPPLIER AND THE EXCLUSIVE REMEDIES AVAILABLE TO CUSTOMER WITH RESPECT TO ANY BREACH OF ARTICLE 6.3 THE WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.9
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. FOR CLARITY, CUSTOMER MAKES NO WARRANTIES TO SUPPLIER WITH RESPECT TO THE CUSTOMER PRODUCT.

Article 7.    Taxes

7.1
Customer shall make all payments to Supplier under this Agreement without deduction or withholding except to the extent that any such deduction or withholding is required by applicable laws to be made on account of taxes, which deduction or withholding shall promptly be paid by Customer on behalf of Supplier to the appropriate governmental authority, and Customer will furnish Supplier with proof of payment of such taxes. Supplier shall not invoice Customer for any value-added tax incurred by Supplier in performing the obligations under this Agreement unless approved in advance in writing by Customer.

7.2
Except for withholding taxes provided in the preceding Article, Customer shall bear any and all Taxes imposed by the governmental authorities in its home country (other than Taxes imposed on the income of Supplier) on the transactions contemplated under this Agreement.

Article 8.    Regulatory

8.1
Complaints. Customer shall be responsible for all complaint handling and associated reporting to regulatory authorities of Medical Device Reports (MDR) associated with the use of any Customer Product. Customer shall advise Supplier promptly after Customer becomes aware of any complaints associated with Product. If Supplier becomes aware of any Latent Defects or adverse events associated with the use of Product, it shall report all information in its possession regarding such event to Customer as soon as practicable after becoming aware of such information, and shall cooperate with Customer as necessary to report such event to regulatory authorities.

8.2
Regulatory Compliance. Supplier shall comply with all regulatory requirements with respect to Product imposed by applicable law upon Supplier as the manufacturer of Product. Customer shall comply with all regulatory requirements with respect to Customer Products that are imposed by applicable law upon Customer as the manufacturer of Customer Products or as the holder of any regulatory approval for Customer Products. Supplier shall, on a timely basis, provide Customer with information in Supplier’s possession relevant to its role as the manufacturer of Product that is reasonably necessary for and relevant to Customer’s obligations hereunder in complying with such regulatory requirements. Supplier will provide to Customer such documentation, data and other information relating to Product as Customer may require for submission to governmental authorities.

8.3
Recalls. In the event Customer shall be required or requested by any governmental authority (or shall voluntarily decide in good faith) to recall any Product that is used with or incorporated in a Customer Product, Customer shall coordinate such recall. Supplier shall use best efforts to timely cooperate with Customer in the investigation and conduct of such recall. If a recall arises primarily out of a Latent Defect in a Product during the warranty period of such Product or due to Supplier’s willful misconduct or breach of this Agreement, Supplier shall bear costs for such recall as detailed in the following:

(i)
In case where such defective Product is repairable, Supplier and Customer shall discuss and agree a suitable measure to repair such defective Product. Supplier shall provide repair parts to repair such defective Product and bear out-of-pocket expenses actually incurred by Customer for repair to be made in accordance with such agreed measure. If it is difficult to replace such defective component on site, an example of suitable measures for repair is that (a) Supplier provides a Product as a replacement of the defective Product, (b) a service engineer retained by Customer or its distributor replaces the defective Product with such replacement Product on site at the costs of Supplier, (c) the replaced defective Product is returned to Supplier for repair at the costs of Supplier, and (d) Supplier repairs the defective Product and uses such repaired Product as a replacement of another defective Product. Supplier shall provide to Customer a timetable for repair or replacement in accordance with this paragraph. If Supplier cannot agree to repair or replacement for any portion of the defective Products within thirty (30) days of notice of defects from Customer, then

Customer may, at its option, choose to have Supplier reimburse Customer for the price of such Products.

(ii)
In case where such defective Product is not repairable, Supplier shall (a) provide to Customer a replacement of such defective Product and (b) reimburse Customer’s out-of-pocket expenses actually incurred by Customer in connection with the replacement of such defective Product (such as fees of a service engineer retained by Customer or its distributor for replacement of Product on site); provided that Customer shall return such replaced defective Product to Supplier at the costs of Supplier if so requested by Supplier.

Notwithstanding the foregoing, the cumulative total of Supplier’s liabilities (including costs incurred by Supplier to comply with the obligations under this Section 8.3 such as supply of replacement Products and replacement parts) for all the recalls with respect to Products supplied under this Agreement shall not exceed the cumulative total of amounts received by Supplier from Customer under this Agreement.

8.4
Regulatory Inspections. Supplier agrees to inform Customer within 2 business day of notification of any regulatory inquiry, communication or inspection, which directly or indirectly relates to the manufacture of Product. In the event Supplier receives a notice of inspection or an inspection visit by any governmental authority which involves Product or could impact Supplier’s ability to produce Product, Supplier shall notify Customer within 2 business day of notification by such governmental authority. To the extent permitted by the governmental authority and applicable laws, Supplier shall provide information about development and outcome of such inspection or inspection visit to Customer and consider Customer’s comments in good faith. Customer, at its option, shall have the right to have its representatives present at any such inspection by a governmental authority; provided, however, that Supplier shall have no obligation to provide Customer’s representatives with access to the Design Files.

8.5	Incidents or Accidents. Supplier shall promptly notify Customer in writing of any incident or accident experienced by Supplier that Supplier, in its reasonable judgment, believes may affect the quality of the Product that Supplier is obligated to deliver hereunder or its ability to meet delivery date obligations hereunder. Supplier shall promptly investigate such incident or accident and provide a written report within five (5) business days of the results of the investigation of such incidence or accident to Customer.
Article 9.    Term and Termination

9.1	Term of this Agreement. This Agreement shall become effective on the date first above written and shall be in force and effect through March 31, 2016.

9.2
Termination for Repeated Failures of Supply. In the event that (i) Customer properly rejects 25% or more of initially-delivered (i.e., not replacement) Products in two consecutive quarters, or (ii) Customer properly rejects 10% or more of an order of Products and replacements more than two times (e.g., Customer orders […***…] units, Customer properly rejects […***…] units of such initial delivery, Customer properly rejects […***…] units of replacements, and Customer properly rejects such […***…] units of replacements again), Customer may terminate this Agreement effective immediately upon receipt of notice.

9.3
Termination due to breach. Either party may, by written notice, immediately terminate this Agreement and any of the outstanding Individual Contracts if the other party fails to perform its obligation under this Agreement or any of Individual Contracts, and such non-performance is not cured within sixty (60) days after receiving written demand for performance from the non-breaching party; provided, however, if such non-performance is related to failure to timely deliver Product in accordance with the delivery schedule agreed to by the parties, Volcano may terminate this Agreement if the non-performance is not cured within forty five (45) days after receiving such written demand. Non-breaching party may claim damages for such breach and resulting termination against the breaching party.

9.4	Termination due to insolvency. Either party may, by written notice, immediately terminate this Agreement and any of the outstanding Individual Contracts without prior notice, if:

(i)	The other party ceases doing business as a going concern;

21     ***Confidential Treatment Requested

(ii)	The other party suspends all or substantially all of its business operations;

(iii)	The other party makes an assignment for the benefit of creditors;

(iv)	The other party becomes insolvent, i.e., the other party hereto generally does not pay its debts as they become due, or admits in writing its inability to pay its debts;

(v)
The other party (a) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (b) commences any legal proceeding such as bankruptcy, reorganization, readjustment of debt, dissolution, or liquidation available for the relief of financially distressed debtors; or (c) becomes the object of any such proceeding (which is not dismissed within 90 days); or

(vi)
Any writ of attachment or execution or any similar process (including procedures for collection of tax delinquency) is issued or levied against the other party in an amount equal to or greater than 10 million U.S. dollar, and the same remains undischarged, undismissed, and unstayed for a period of 60 days.

The party terminating this Agreement under this Article may claim damages for such termination against the party which falls under any of the foregoing Items (i) through (vi).

9.5	Treatment of Outstanding Sale and Purchase in case of Termination or Expiration.

9.5.1
In Case of Expiration. Outstanding Individual Contracts shall survive the expiration of this Agreement. The provisions of this Agreement shall be applied to such Outstanding Sale and Purchase even after expiration of this Agreement.

9.5.2	In Case of Termination. If this Agreement is terminated under Articles 9.2, 9.3 or 9.4, all the outstanding Individual Contracts shall be deemed terminated upon the termination of this Agreement.
Article 10.    Survival
The provisions of Articles 1, 5.8 and 6 through 13 shall survive the termination or expiration of this Agreement. In addition, any monetary claims and liabilities accrued under this

Agreement prior to the termination or expiration of this Agreement survive the termination or expiration of this Agreement.
Article 11.    Confidentiality

11.1
Receiving Party (including its Related Parties) shall use Confidential Information solely for the purposes of this Agreement. Without limiting the generality of the foregoing, except for development of Customer Products incorporating Products (specifically excluding development of laser modules) as contemplated by this Agreement, Customer (including its Related Parties) shall not use any Confidential Information of Supplier for development or manufacturing of any products.

11.2
Any Confidential Information shall be treated as confidential by Receiving Party and may be disclosed to Related Parties of Receiving Party only to the extent necessary for achievement of the purposes of disclosure; provided, however, that Receiving Party shall cause such Related Parties to be bound by substantially the same confidentiality obligations as those provided hereunder, and shall be held liable for breach of confidentiality obligations by such Related Parties.

11.3
The terms of this Agreement shall be treated as Confidential Information; provided, however, that: (i) nothing in this Agreement shall preclude a Party from publicly disclosing the existence of the Agreement or the fact that it involves the purchase of 100kHz Scanning Lasers by Customer from Supplier; (ii) Customer may file a copy of this Agreement (with appropriate redactions) in litigation currently pending in Delaware Chancery Court, Civil Action Nos. 5250-CS and/or No. 6517-CS, provided that the Agreement is designated HIGHLY CONFIDENTIAL – ATTORNEYS EYES’ ONLY and filed under seal pursuant to the Stipulation and Order Governing the Production and Exchange of Confidential Information in effect in those actions; and (iii) a Party may disclose this Agreement to banks, acquirers, potential acquirers, investors, potential investors, lenders, potential lenders and other financing sources, and their advisors, in connection with an actual or prospective financing, merger, acquisition or similar transaction, provided that such entities have entered into a written agreement with the Receiving Party to keep such information confidential in a manner consistent with this Agreement.

11.4
If any Confidential Information is disclosed by Receiving Party pursuant to a requirement or request of a governmental or judicial agency of appropriate jurisdiction or if the disclosure is required by operation of law, such disclosure will not constitute a breach of this Agreement, provided that Receiving Party shall promptly notify Disclosing Party of such fact, and upon request of Disclosing Party, shall seek a protective order with respect to the Confidential Information disclosed hereunder to the extent available under applicable law or assist Disclosing Party in seeking such order.

11.5	If either party breaches any of the provisions of this Article, then the non-breaching party shall have, in addition to any other remedy, the right to injunctive relief.

11.6
In the event of any termination or expiration of this Agreement, each party shall return to the other party all Confidential Information of the other party (including all copies thereof) in such party’s possession; provided, however, that, each party may retain one copy of the other party’s Confidential Information in such party’s legal archives for the sole purpose of ensuring compliance with its obligations hereunder and complying with applicable laws and regulations.

11.7	Notwithstanding anything else, Customer shall maintain a complete separation of Supplier’s Confidential Information and any and all personnel of Axsun Technologies, Inc.

11.8	Customer shall not intentionally open, unseal or otherwise break hermetic seal package of any Product.

11.9	Confidentiality obligations under this Article 11 shall remain valid and outstanding for the period of five (5) years from the termination or expiration of this Agreement.

11.10	Each party shall deliver to the other party a copy of any press release related to this Agreement at least ten (10) business days prior to its release.
Article 12.    Indemnification; Insurance.

12.1
Indemnification by Customer. Customer hereby agrees to save, defend, indemnify and hold harmless Supplier and its officers, directors, employees, consultants and agents (“Supplier Indemnitees”) from and against any and all losses, damages, settlements, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any such Supplier Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of any of the Customer Indemnitees (as defined below); or (b) the development, manufacture, use, handling, storage, sale or other disposition by or on behalf of Customer of Customer Products; except, in each case, to the extent such Losses result from (i) the material breach by Supplier of any representation, warranty, covenant or agreement made by it under this Agreement, (ii) design defects of the Products, (iii) the gross negligence or willful misconduct of any Supplier Indemnitee, or (iv) any claim by a third party that the manufacture, use, importation, or sale of any Product infringes or misappropriates any patents or other intellectual property rights of such third party.

12.2
Indemnification by Supplier. Supplier hereby agrees to save, defend, indemnify and hold harmless Customer and its officers, directors, employees, consultants, contractors and agents (“Customer Indemnitees”) from and against any and all Losses to which any such Customer Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of any Supplier Indemnitee; (b) any design defects of the Products; or (c) any claim by a third party that the manufacture, use, importation, or sale of any Product infringes or misappropriates any patents or other intellectual property rights of such third party; except, in each case, to the extent such Losses result from the material breach by Customer of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct of any Customer Indemnitee.

12.3
General Conditions of Indemnification. Each party’s agreement to indemnify, defend and hold the other party harmless is conditioned on the indemnified party (a) providing written notice to the indemnifying party of any claim for which it is seeking indemnification hereunder promptly after the indemnified party has knowledge of such claim; (b) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim or demand; (c) assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and (d) not compromising or settling such claim or demand without the indemnifying party’s written consent.

12.4
Insurance. Supplier shall at all times during the term of this Agreement, at its own expense, maintain business automobile liability insurance for owned, scheduled, non-owned and hired automobiles, with a combined single limit of no less than $1,000,000 per accident, workers compensation insurance for all employees as statutorily defined by the applicable law and any other coverage, in type and amount, as are customarily carried by companies engaged in similar business in localities where Supplier operates. Supplier shall provide a certificate of insurance evidencing such coverage to Customer upon request.

Article 13.    Miscellaneous

13.1
Notice. Any notices, consents, reports or other communications required or permitted to be given or made under this Agreement by one party to the other party shall be in writing, in the English language, delivered in person or by facsimile, e-mail, registered airmail with advice of delivery, international overnight courier or EMS, and addressed to such other party at its address indicated below, or to such other address as the addressee shall have furnished in writing to the addressor in accordance with this Article, and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Supplier:    Santec Corporation
Address: 5823 Ohkusa-Nenjozaka, Komaki, Aichi 485-0802 Japan
Attention: Changho Chong
Telephone: +81-568-79-1959
Facsimile: +81-568-79-3896
e-mail: tei3@santec-net.co.jp

If to Customer:    Volcano Corporation
Address: 3661 Valley Centre Drive, Suite 200
San Diego, CA 92130
Attention: Darin Lippoldt, General Counsel
Telephone: 858-720-4113
Facsimile: 858-720-0325
e-mail: dlippoldt@volcanocorp.com

13.2
Force Majeure. None of the parties is liable for non-performance of an obligation under this Agreement or any Individual Contract if performance of such obligation is prevented by an Act of God, which shall include fire, epidemic disease, explosion, war, riot, civil war, enactment, governmental ordinance, order or guidance, labour dispute of a third party (other than the parties or their respective Affiliates), unavailability of requisite materials or parts through no fault of Supplier, transport disruption, or such other causes beyond its control. If any of such events prevent performance of an obligation of the affected party, the affected party shall be permitted to defer its performance during the affected period by promptly notifying to the other party (a) details of the event occurred and (b) an estimate of the length of the affected period and (c) using good faith and diligent efforts to remove the condition constituting the force majeure or to avoid its affects so as to remove performance as soon as practicable. Notwithstanding the foregoing, in the event that such event prevents performance of Supplier’s obligations under this Agreement or any Individual Contact for more than 120 days, Customer shall be permitted to terminate this Agreement, including any outstanding Individual Contracts, immediately upon written notice to Supplier.

13.3
Limitation of Liabilities. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE, LOSS OF OPPORTUNITY, MARKET POTENTIAL, GOODWILL AND/OR LOSS OF REPUTATION AND OTHER SIMILAR ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT WHETHER BASED ON CONTRACT, TORT, THIRD PARTY CLAIMS OR OTHERWISE, EVEN IF

THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
EXCEPT WITH RESPECT TO WILLFUL MISCONDUCT, THE AGGREGATE AMOUNT OF THE LIABILITIES OF EACH PARTY ARISING UNDER ARTICLES 6, 8 AND 12 SHALL NOT EXCEED THE CUMULATIVE TOTAL OF AMOUNTS RECEIVED BY SUPPLIER FROM CUSTOMER UNDER THIS AGREEMENT.

13.4
Assignment. The rights and obligations conferred by this Agreement are neither assignable nor transferable (through change of control, reverse triangular merger or otherwise) by any party without first obtaining the written consent of the other party, except that either party may assign this Agreement, without obtaining consent of the other party, to an entity that acquires all or substantially all of its assets or business, whether through merger, reorganization or otherwise; provided, however, if Supplier, or the assets of Supplier required to fulfill its obligations under this Agreement, is acquired by St. Jude Medical, Inc., or any of its affiliates, then Customer shall have the right, but not the obligation, to terminate this Agreement upon 90 days' written notice .

13.5
Entire Agreement. This Agreement, together with any Individual Contracts, constitutes the entire agreement between both of the parties and supersedes all prior provisions, negotiations, agreements and commitments in respect thereto. Any amendment or supplement to this Agreement shall be valid only when agreed in writing and signed by duly authorised representatives of both of the parties.

13.6
Severability. If a part of this Agreement is shown to be in conflict with the applicable laws, or void for any reason, this shall not impair the validity of the remaining terms and conditions of this Agreement.

13.7
Arbitration. Any and all disputes arising out of or in connection with (a) this Agreement or Individual Contracts or (b) any transaction contemplated or conducted under this Agreement or Individual Contracts shall be settled by mutual consultation between the parties in good faith as promptly as possible, but failing an amicable settlement, shall be settled by arbitration. The arbitration shall take place in Los Angeles, California U.S.A. in accordance with the then-current Rules of Conciliation and Arbitration of the International Chamber of Commerce if initiated by Supplier, or in Tokyo, Japan in accordance with the then-current Commercial Arbitration Rules of Japan Commercial Arbitration Association if initiated by Customer. The award of the arbitration shall be final and binding upon the parties. Judgement upon such award may be entered in any court having jurisdiction thereof. The language to be used in the arbitral proceedings shall be English.

13.8	Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law.

13.9
Export Control. The parties shall abide by the export control rules and regulations issued by the competent governmental authorities, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. Supplier shall cooperate fully with Customer and provide the necessary information needed by Customer to submit an application for any required export license, if applicable. To the extent previously received by Supplier, Supplier agrees to provide Customer with the Product's most current technology classification as determined by the EAR or, if applicable ITAR.

IN WITNESS THEREOF, the duly authorised representatives of the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Supplier:
By:/s/ Daikou Tei
Printed Name: Daikou Tei
Title: President & CEO
Customer:
By: /s/ John Dahldorf
Printed Name: John Dahldorf
Title: CFO

Annex 1
Detailed Specifications

[…***…]

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Annex 2
Quality Standards
1.REGULATORY AND ACCREDITATION

a)	Supplier shall maintain accreditation under ISO 9001 with the scope of accreditation covering all activities pertaining to Products.
Supplier must maintain compliance to the relevant aspects of the following international safety and test standards:

•	IEC 61010-1

•	IEC 60825-1

•	IEC 60068-2-14, -27 and -64
And all applicable related IEC collateral standards.
Supplier shall maintain compliance with IEC 62304, IEC 12207 or a substantially equivalent set of software development lifecycle processes, unless Supplier declares, and represents and warrants to Customer, that Products contain no software, meaning a set of program instructions intended to be executed by a shared set of interpretation and execution resources including but not limited to embedded software, microprocessor programs and microcontroller programs, regardless of whether:

•	The processor which executes the program instructions is implemented in an integrated circuit (IC), application-specific IC (ASIC), or programmable logic device such as an FPGA; OR

•	The program instructions are embodied in the same chip as the processor or in different chips; OR

•	The program instructions are embodied in a writable memory (e.g. RAM, flash or PROM), in a read-only memory (ROM), or in a RAM or ROM implemented by a programmable logic device such as an FPGA.
The above definition of software is understood to be distinct from hardware such as analog electronics circuits, digital electronics circuits, or digital or mixed-signal electronics implemented in programmable logic devices such as FPGAs.

b)
Material Regulations. Supplier shall maintain compliance to the RoHS directive 2002/95/EC and all future revisions to the regulations. Supplier shall maintain compliance with the Conflict Minerals regulation.

c)	General Product Standards. Supplier shall maintain compliance to the relevant sections of the following additional product standards:

•	EN 61000-4-2

•	UL1581 or IEC 60332

•	UL94 or IEC 60695

•	ASTM Standard D4169 DC 13

•	IEC 60601-1 ed3.0 Clause 15.3.4.2
And such product standards as may be included in or referenced by the Product specification in Annex 1.

d)	EMC Standards. The Products shall not perform worse than the EMC Sample Unit with respect to the following EMC standards:

•	EN 55011 or EN 61000-6-4

•	EN 61000-4-2

•	EN 61000-4-3

•	EN 61000-4-4

•	EN 61000-4-6

•	EN 61000-4-8

•	EN 61000-4-11
The performance of the EMC Sample Unit is set forth in the following reports: 11/11/2012 – EMC Findings for […***…], Serial Number […***…], and 11/14/2012 – EMC Immunity Findings for […***…], Serial Number […***…].

e)	Supplier shall provide a Certificate of Analysis indicating key parameters certification documentation meets agreed parameters of Product specifications.
2.    AUDIT
Customer shall conduct QA audits in accordance with Section 5.7 of the main body of this Agreement after the execution of this Agreement to check that Supplier has adopted and established a quality management system conforming to ISO 9001 quality management system and appropriate international standards. The first QA audit is estimated to occur in January 2013.
If Customer finds that the activities and documentation of Supplier do not comply with Supplier’s manufacturing processes and quality management system or the provisions of this Agreement (including this Annex), Customer shall communicate such non-compliances to Supplier. Within 15 calendar days of such notice, Supplier shall provide Customer with either (1) objective evidence of having corrected said non-compliances, or (2) a written corrective action plan including a schedule (with reasonable timeframes) to correct said non-compliances as well as objective evidence of controls having been implemented to mitigate the effects of such non-compliances. Customer shall promptly review such objective evidence and plans to determine whether they ensure timely delivery of Products which determinably conform to Supplier’s manufacturing processes, quality management system and this Agreement.

33    ***Confidential Treatment Requested

Customer shall make reasonable good-faith efforts to assist Supplier in solving such non-compliances by providing advice and guidance as appropriate.
Supplier shall comply with the terms and schedules of any corrective action plans agreed as described above, and shall provide status updates to Customer as and when requested. Customer shall promptly review objective evidence provided by Supplier, and if necessary conduct QA Audits in accordance with Section 5.7 of the main body of this Agreement, to verify that Supplier’s manufacturing processes and quality management system address any non-compliances identified as described above.
3.    INTERNAL PROCESSES

a)
Inspection System Requirement. Supplier shall develop and implement an inspection system capable of inspecting all finished Product dimensions and features to associated tolerances and requirements prior to shipment. Supplier to provide documentation, in the form of a Certificate of Analysis, to Customer certifying that all inspections carried out are in compliance with Product Specification.

b)
Record Retention. Supplier must retain all quality records associated with Products for the life of the Product (but a minimum of 15 years beyond the life of the finished device of which the Product is incorporated), unless otherwise specified by Customer, and at Customer’s cost provide copies of all applicable production and quality control related records related to Products upon Customer’s request. Upon or before expiration of such stated shelf-life, Customer shall notify Supplier of such expiration. Supplier will offer to deliver all such records to Customer prior to destruction.

c)	Device History Record. Supplier shall create and maintain the device history record and make it available to Customer, upon request.

d)	Inspection Sampling Plan. Supplier’s sampling procedures shall be on each individual product, i.e. 100%.

e)	Qualification Plan. Supplier shall qualify their manufacturing process(es) including all test equipment in order to assure compliance with product specifications.

f)
Calibration System. Supplier must maintain a calibration system that is compliant with ANSI/NCSL Z 540-1-1994. If Supplier uses an outside organization for calibration then this entity must be ISO-17025 registered and the items being calibrated must be within the scope of its accreditation. Calibration ranges must extend beyond any measurements made on Product parts or features.

4.    PART/LOT TRACEABILITY
Serial Numbers. Each Product will be marked with a serial number. Supplier’s processing records shall be maintained at all times by serial number. Traceability must be maintained to all raw materials used, testing performed, employee performing activities and dates of performance of activities either on a lot by lot basis or individually with respect to all parts except for minor parts of limited importance listed in Schedule 1 to Annex 2. Supplier must maintain a system to ensure that serial numbers are unique. Supplier must maintain compliance to the Conflict Minerals requirement for these and all other raw materials used.

a)
Inspection Data. Verifiable inspection data must be furnished with each Product furnished. The inspection data must be signed for by a member of the Quality Assurance Group at the Supplier facility. This data shall be attached to the Certificate of Analysis.

5.    QUALITY ASSURANCE

a)
First Article inspection. Supplier to inspect the first three (3) Products produced. First Article inspection data must be submitted to Customer for review and approval prior to continuing with the production run.

b)
Certification of Analysis (CoA). A certification of analysis, signed by Supplier’s quality representative (who must have sufficient authority to bind Supplier on such matters), must accompany each shipment of parts to Customer. This CoA is a statement of compliance to all specifications of the order including results as identified and any associated drawings, specifications, or purchase order requirements. Supplier must similarly obtain and retain CoA from its suppliers for all raw materials used in manufacture of Customer parts.
6.    PROCESS CHANGE CONTROL
All processes used to manufacture Customer parts require process approval and are to remain frozen upon approval. Any change in procedure, equipment, material, tooling, handling, etc. shall require written change approval from Customer prior to further processing.
7.    NONCONFORMING PRODUCT

a)
Supplier shall notify Customer immediately if Supplier has determined that non-conforming Products may have been shipped. Customer requires direct involvement in the disposition of some non-conforming material decisions affecting a purchase order. These details will be described in the Quality Agreement. Customer reserves the right to refuse all nonconforming Product.

8.    PACKAGING
Finished goods to be individually packaged appropriately and labeled as required and provided in Certification of Analysis.

Schedule 1 to Annex 2.
List of Parts without Traceability
Screws, Spacers, Rubber Clamps.

Annex 3
Conflict Minerals
(a)    Supplier shall ensure that all Conflict Minerals used in the Products, if any: (i) originate in countries other than the Covered Countries, (ii) are processed in smelters or refineries that are, as of the date such Conflict Minerals are transferred from such smelter or refinery to Supplier (or to Supplier’s supplier, if applicable), designated as “conflict-free” or a similar designation (A) by a third party recognized in the industry for providing such designations (such as the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative Conflict Free Smelter Program) or (B) pursuant to an independent third-party audit, the results of which are made publicly available by such smelter or refinery, or (iii) come from Recycled Sources. Within thirty (30) days following the end of each calendar year during the term of this Agreement, Supplier shall provide Customer with a certificate, signed by a responsible officer of Supplier, certifying that either (i) no Conflict Minerals were used in any Products manufactured for Customer during the immediately preceding calendar year or (ii) in the event any Conflict Minerals were used in Products manufactured for Customer during the immediately preceding calendar year, Supplier was, at all times during such calendar year, in full compliance with its obligations set forth in this Annex 3. In addition, Supplier shall, at Customer’s request at any time during the term of this Agreement (but not more than once in any calendar quarter), promptly provide Customer with a certificate, signed by a responsible officer of Supplier, certifying as to Supplier’s then-current compliance with its obligations set forth in this Annex 3. Supplier shall include identical provisions to those set forth in this Annex 3, subsection (a) (including a requirement to provide officers’ certificates as evidence of compliance with such provisions) in any supply agreements pursuant to which Supplier obtains Conflict Minerals, or materials containing Conflict Minerals, that are used in the Products, and Supplier shall diligently monitor its suppliers’ compliance with such provisions (including by obtaining the applicable officers’ certificates when required) and obtain certificates of origin or other written assurances from its suppliers, if applicable, regarding the origin of any Conflict Minerals used in the Products. Supplier shall promptly notify Customer in writing of any breach of this paragraph (including any failure of Supplier to ensure that all Conflict Minerals used in the Products satisfy at least one of clauses (i), (ii) or (iii) of the first sentence of this paragraph) and shall take all actions reasonably requested by Customer to remedy such breach.
(b)    Schedule 1 to this Annex 3 sets forth, as of the date hereof, all Conflict Minerals that are used in, or that Supplier expects to be used in, the Products and, with respect to each such Conflict Mineral, (i) the facility in which such Conflict Mineral is processed, and whether such facility has been designated as “conflict-free” (and the source of such designation, if any), (ii) whether such Conflict Mineral comes from Recycled Sources and (iii) the country of origin of such Conflict Mineral, if such Conflict Mineral does not come from Recycled Sources. In furtherance and not in limitation of Supplier’s obligations under subsection (a) of this Annex 3 above, Supplier shall not incorporate into a Product any Conflict Minerals from any source other than those set forth in Schedule 1 to this Annex 3 without the prior written approval of Customer. In the event that Supplier becomes aware of any inaccuracy in Schedule 1 to this Annex 3, Supplier shall promptly (but in any event within thirty (30) days of the date that Supplier has knowledge thereof) notify Customer of such inaccuracy and provide Customer with updated information.
(c)    Supplier agrees to promptly provide Customer with such documentation and other information relating to the Products or the manufacture thereof, and to cause its suppliers, if applicable, to provide such documentation or other information (including by exercising any audit or similar rights of Supplier pursuant to its agreements with its suppliers), in each case as Customer may reasonably request in connection with fulfilling its reporting obligations under Section 13(p) of the Securities Exchange Act of 1934, as amended, relating to Conflict Minerals (including any country of origin inquiry or due diligence conducted in connection therewith).

Schedule 1 to Annex 3.
List of Conflict Minerals Used
None.

Annex 4
Warranty Exceptions
With respect to up to […***…] units of the Initial Products, the Specifications for […***…] shall be relaxed, such that the following shall apply with respect to such specifications solely for such […***…] units (the “Sub-Spec Units”):

(i)	[…***…];

(ii)	[…***…].
For avoidance of doubt, all of the other Specifications shall apply to the Sub-Spec Units to the same extent as they apply to other units of Products.
Supplier shall clearly designate to Customer at the time of delivery each such Sub-Spec Unit. Supplier may not designate as Sub-Spec Units more than 50% of any shipment of Initial Products delivered to Customer (for example, if there is a delivery of […***…] units, no more than […***…] may be Sub-Spec Units).

41    ***Confidential Treatment Requested